Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Annual Report on Form 10-K of our report dated March 10, 2025, except for the effects of the restatement of consolidated financial statements, as to which the date is August 14, 2025, except for the equity reclassifications, as to which the date is March 13, 2026, with respect to the consolidated financial statements of Kestrel Group, LLC as of and for the year ended December 31, 2024.

/s/ Frazier & Deeter, LLC

Atlanta, Georgia

March 13, 2026